                                                   EXHIBIT   99.1

Halliburton Company                                               Press Release

3000 N. Sam Houston Pkwy E. , Houston, TX. 77032
Phone 281.871.2699

FOR IMMEDIATE RELEASE

CONTACTS:
Cathy Mann                                                      Teresa Wong
cathy.mann@halliburton.com                        teresa.wong@halliburton.com
281-871-2601	281-871-2601

Halliburton Completes Acquisition of Boots & Coots

Halliburton creates premier well intervention services product service line

HOUSTON, TX – September 17, 2010 – Halliburton (NYSE: HAL) closed the acquisition of Boots & Coots, Inc., creating the industry’s premier intervention services and pressure control product service line. The merger combines Halliburton’s coiled tubing and hydraulic workover operations with Boots & Coots’ well intervention services, providing operators with a more comprehensive production services portfolio.

Halliburton acquired all of the outstanding stock of Boots & Coots through the stock and cash transaction.  Boots & Coots’ operating management have been retained to lead Halliburton’s Boots & Coots product service line with operating results reported through Halliburton’s Completion and Production reporting segment. The acquisition is expected to be accretive in the first full year of operation.

“We are pleased to close this acquisition and initiate the integration process with Boots & Coots’ talented group of professionals,” said Marc Edwards, Halliburton’s senior vice president of Completion and Production. “Through the new Boots & Coots product service line, our customers will have access to the industry’s most advanced and wide-ranging suite of well intervention and pressure control services to optimize and improve full life-cycle returns.”

“Merging with Halliburton serves as a perfect complement to Boots & Coots’ growth strategies and is a natural addition to Halliburton’s global service capabilities,” said Jerry Winchester, Halliburton’s vice president of the Boots & Coots product service line.

Halliburton issued approximately 3.4 million shares of its common stock and paid approximately $142.5 million in cash to Boots & Coots stockholders. Under the terms of the merger agreement, in order to achieve the intended tax consequences of the merger, the allocation of the total merger consideration paid in cash and Halliburton common stock changed. The value of $1.27, which was, subject to the provisions of the merger agreement, intended to be used to compute the exchange ratio for the stock portion of the total merger consideration, was increased to $1.28, and the $1.73 in cash to be paid per share of Boots & Coots common stock, was reduced to $1.72.  As a result and taking into account the proration of the merger consideration, each outstanding share of Boots & Coots common stock was converted into the right to receive: (1) approximately $2.02 in cash and 0.0316 of a share of Halliburton common stock, for those Boots & Coots stockholders who made an election to receive all cash, (2) 0.0966 of a share of Halliburton common stock, for those Boots & Coots stockholders who elected to receive all stock and (3) $1.72 in cash and 0.0412 of a share of Halliburton common stock, for those Boots Coots stockholders who elected to receive a combination of cash and stock or who failed to make an election by the election deadline. The Halliburton shares issued to Boots & Coots stockholders represent less than 1.0% of Halliburton’s issued and outstanding common stock immediately after the merger.

About Halliburton

Founded in 1919, Halliburton is one of the world’s largest providers of products and services to the energy industry. With more than 50,000 employees in approximately 70 countries, the company serves the upstream oil and gas industry throughout the life cycle of the reservoir – from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production through the life of the field. Visit the company’s web site at www.halliburton.com.

NOTE:  The statements in this press release that are not historical statements, including statements regarding future financial performance are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: results of litigation and investigations; actions by third parties, including governmental agencies; changes in the demand for or price of oil and/or natural gas which has been significantly impacted by the worldwide recession and by the worldwide financial and credit crisis; consequences of audits and investigations by domestic and foreign government agencies and legislative bodies and related publicity and potential adverse proceedings by such agencies; indemnification and insurance matters; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, and foreign exchange rates and controls, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers; delays or failures by customers to make payments owed to us; execution of long-term, fixed-price contracts; impairment of oil and gas properties; structural changes in the oil and natural gas industry; maintaining a highly skilled workforce; availability of raw materials; and integration of acquired businesses and operations of joint ventures. Halliburton’s Form 10-K for the year ended December 31, 2009, Form 10-Q for the quarter ended June 30, 2010, recent Current Reports on Form 8-K, and other Securities and Exchange Commission (SEC) filings discuss some of the important risk factors identified that may affect Halliburton’s business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
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